   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 26, 2000

                                                   REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                              QUEST SOFTWARE, INC.
             (Exact name of registrant as specified in its charter)

         CALIFORNIA                                               33-0231678
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                                 ---------------

               8001 IRVINE CENTER DRIVE, IRVINE, CALIFORNIA 92618
                                 (949) 754-8000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                 ---------------

                                J. MICHAEL VAUGHN
                                 GENERAL COUNSEL
                              QUEST SOFTWARE, INC.
                            8001 IRVINE CENTER DRIVE
                                IRVINE, CA 92618
                                 (949) 754-8000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 ---------------

                                   Copies to:
                               CHRISTOPHER D. IVEY
           STRADLING YOCCA CARLSON & RAUTH, A PROFESSIONAL CORPORATION
                      660 NEWPORT CENTER DRIVE, SUITE 1600
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 725-4000


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                                Proposed
                                                                 Maximum          Proposed
          Title of Each                       Amount to be    Offering Price   Maximum Aggregate         Amount of
Class of Securities to be Registered           Registered      Per Share(1)    Offering Price(2)     Registration Fee
---------------------------------------------------------------------------------------------------------------------
Common Stock (no par value)                    4,225,912         $59.50          $251,441,764            $66,381
=====================================================================================================================

(1) The offering price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low reported sale prices of the Registrant's common stock on September 21, 2000 as reported on the Nasdaq National Market.

                                 ---------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                SUBJECT TO COMPLETION, DATED SEPTEMBER 26, 2000


                              QUEST SOFTWARE, INC.

                        4,225,912 SHARES OF COMMON STOCK


                                ----------------


         This prospectus relates to the public offering, which is not being underwritten, of 4,225,912 shares of our common stock which are held by some of our current shareholders.

         The prices at which such shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

         Our common stock is traded on the Nasdaq National Market under the symbol "QSFT." On September __, 2000, the closing price of our common stock was $__________.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                   -----------

               The date of this prospectus is September ___, 2000.

         No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering, and if given or made, such information or representations may not be relied upon as having been authorized by Quest Software, Inc., by any selling shareholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or a solicitation of any person in any jurisdiction in which an offer or solicitation may not lawfully be made.

                                ----------------

                                TABLE OF CONTENTS

                                                                      Page
                                                                      ----
         About Quest Software, Inc....................................  2
         Risk Factors.................................................  3
         Forward Looking Statements................................... 10
         Use of Proceeds.............................................. 10
         Plan of Distribution......................................... 10
         Selling Shareholders......................................... 12
         Legal Matters................................................ 13
         Experts...................................................... 13
         Where You Can Find More Information.......................... 13

                           ABOUT QUEST SOFTWARE, INC.

         In this prospectus, the terms "Quest", "we", "us", and "our" refer to Quest Software, Inc. and its subsidiaries.

         Quest provides application and information availability software solutions that enhance the performance and reliability of an organization's e-business, enterprise and custom applications and enable the delivery of information across the entire enterprise. Our application availability products are designed to help ensure uninterrupted and high performance access to software systems by utilizing a number of integrated products that enhance the performance of applications and the underlying database which stores an enterprise's critical information. Other primary components of our application availability solution include our database products that maintain a real-time copy of a database for offloading critical systems and assuring high availability, as well as products that manage the complex and error-prone process of development and deployment of rapidly changing applications. Our information availability products deliver an enterprise, report-based information management solution that captures, manages and distributes report data or electronic documents from virtually any application for instant distribution over intranets or over the Internet.

         Our principal executive offices are located at 8001 Irvine Center Drive, Irvine, California 92618.

                                  RISK FACTORS

         Your investment in our common stock involves a high degree of risk. You should consider the risks described below and the other information contained in this prospectus and incorporated by reference in this prospectus carefully before deciding to invest in our common stock. If any of the following risks actually occur, our business, financial condition and operating results would be harmed. As a result, the trading price of our common stock could decline, and you could lose a part or all of your investment.

                          RISKS RELATED TO OUR BUSINESS

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE IN FUTURE PERIODS, AND, AS A RESULT, WE MAY FAIL TO MEET EXPECTATIONS OF INVESTORS AND ANALYSTS, CAUSING OUR STOCK PRICE TO FLUCTUATE OR DECLINE

         Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors. These factors include the following:

         o the size and timing of customer orders. See "-- The size and timing of our customer orders may vary significantly from quarter to quarter which could cause fluctuations in our revenues."

         o increased expenses, whether related to sales and marketing, product development or administration;

         o our ability to attain market acceptance of new products and services and enhancements to our existing products;

         o  delays in introducing new products;

         o  new product introductions by competitors;

         o  lack of order backlog;

         o changes in our pricing policies or the pricing policies of our competitors;

         o  costs related to acquisitions of technologies or businesses;

         o the timing of releases of new versions of third-party software products that our products support, including, without limitation, product releases by Oracle; and

         o the amount and timing of expenditures related to expansion of our operations.

THE SIZE AND TIMING OF OUR CUSTOMER ORDERS MAY VARY SIGNIFICANTLY FROM QUARTER TO QUARTER WHICH COULD CAUSE FLUCTUATIONS IN OUR REVENUES

         In any given quarter, sales of some of our products have involved large financial commitments from a relatively small number of customers, and cancellation or deferral of these large contracts would reduce our revenues. In addition, the sales cycles for Vista Plus and SharePlex have been up to six months and often require pre-purchase evaluation periods and customer education. These relatively long sales cycles may cause significant periodic variation in our license revenues. Also, we have often booked a large amount of our sales in the last month or weeks of each quarter and delays in the closing of sales near the end of a quarter could cause quarterly revenue to fall short of anticipated levels. Finally, while a portion of our revenues each quarter is recognized from previously deferred revenue, our quarterly performance will depend primarily upon entering into new contracts to generate revenues for that quarter.

MANY OF OUR PRODUCTS ARE DEPENDENT ON ORACLE'S TECHNOLOGIES AND IF ORACLE'S TECHNOLOGIES LOSE MARKET SHARE OR BECOME INCOMPATIBLE WITH OUR PRODUCTS, THE DEMAND FOR OUR PRODUCTS COULD SUFFER

         We believe that our success has depended in part, and will continue to depend in part for the foreseeable future, upon our relationship with Oracle and our status as a complementary software provider for Oracle's database and application products. Many versions of our principal products, including SharePlex, SQLab Xpert, and SQL Navigator, are designed specifically to be used with Oracle databases. Although a number of our products work with other environments, our competitive advantage consists in substantial part on the integration between our products and Oracle's products, and our extensive knowledge of Oracle's technology. Currently, a significant portion of our total revenues are derived from products that specifically support Oracle-based products. If Oracle for any reason decides to promote technologies and standards that are not compatible with our technology, or if Oracle loses market share for its database products, our business, operating results and financial condition would be materially adversely affected.

MANY OF OUR PRODUCTS ARE VULNERABLE TO DIRECT COMPETITION FROM ORACLE

         We currently compete with Oracle in the market for database management solutions. We expect that Oracle's commitment to and presence in the database management product market will increase in the future and therefore substantially increase competitive pressures. We believe that Oracle will continue to incorporate database management technology into its server software offerings, possibly at no additional cost to its users. We believe that Oracle will also continue to enhance its database management technology. Furthermore, Oracle could attempt to increase its presence in this market by acquiring or forming strategic alliances with our competitors, and Oracle may be in better position to withstand and respond to the current factors impacting this industry. Oracle has a longer operating history, a larger installed base of customers and substantially greater financial, distribution, marketing and technical resources than we do. In addition, Oracle has well-established relationships with many of our present and potential customers. As a result, we may not be able to compete effectively with Oracle in the future which could materially adversely affect our business, operating results and financial condition.

ACQUISITIONS OF COMPANIES OR TECHNOLOGIES MAY RESULT IN DISRUPTIONS TO OUR BUSINESS AND DIVERSION OF MANAGEMENT ATTENTION

         We have in the past made and we expect to continue to make acquisitions of complementary companies, products or technologies. If we make any additional acquisitions, we will be required to assimilate the operations, products and personnel of the acquired businesses and train, retain and motivate key personnel from the acquired businesses. We may be unable to maintain uniform standards, controls, procedures and policies if we fail in these efforts. Similarly, acquisitions may subject us to liabilities and risks that are not known or identifiable at the time of the acquisition or may cause disruptions in our operations and divert management's attention from day-to-day operations, which could impair our relationships with our current employees, customers and strategic partners. We may have to incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities for any acquisition could be substantially dilutive to our shareholders. In addition, our profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets. In consummating acquisitions, we are also subject to risks of entering geographic and business markets in which we have no or limited prior experience. If we are unable to fully integrate acquired businesses, products or technologies with our existing operations, we may not receive the intended benefits of acquisition.

OUR ABILITY TO INCREASE OUR REVENUES DEPENDS ON OUR ABILITY TO EXPAND OUR INDIRECT SALES CHANNELS

         Our ability to increase revenues in the future substantially depends on our ability to expand our indirect sales channel. In certain domestic and international markets we may miss sales opportunities if we are unable to enter into successful relationships with locally based resellers. In the future, we intend to augment our current limited indirect sales distribution methods through additional third-party distribution arrangements and, therefore, we will likely become more dependent on these type of relationships. There can be no assurance that we will successfully augment these arrangements or that the expansion of indirect sales distribution methods will increase revenues.

OUR PAST AND FUTURE GROWTH MAY STRAIN OUR MANAGEMENT, ADMINISTRATIVE, OPERATIONAL AND FINANCIAL INFRASTRUCTURE

         We have recently experienced a period of rapid growth in our operations that has placed and will continue to place a strain on our management, administrative, operational and financial infrastructure. During this period, we have experienced an increase in the number of our employees, increasing demands on our operating and financial systems and personnel, and an expansion in the geographic coverage of our operations. The number of our full-time employees increased from 415 as of June 30, 1999 to 1,000 as of June 30, 2000. Our ability to manage our operations and growth requires us to continue to improve our operational, financial and management controls, and reporting systems and procedures. In addition, we will be required to hire additional management, financial, and sales and marketing personnel to manage our expanding operations. If we are unable to manage this growth effectively, our business, operating results and financial condition may be materially adversely affected.

WE MAY NOT GENERATE INCREASED BUSINESS FROM OUR CURRENT CUSTOMERS WHICH COULD SLOW OUR REVENUE GROWTH IN THE FUTURE

         Most of our customers initially make a purchase of our products for a single department or location. Many of these customers may choose not to expand their use of our products. If we fail to generate expanded business from our current customers, our business, operating results and financial condition could be materially adversely affected. In addition, as we deploy new modules and features for our existing products or introduce new products, our current customers may choose not to purchase this new functionality or these new products. Moreover, if customers elect not to renew their maintenance agreements, our service revenues would be materially adversely affected.

BECAUSE THE MARKET FOR E-BUSINESS SOLUTIONS IS NEW AND EVOLVING, WE CANNOT ACCURATELY PREDICT THE FUTURE GROWTH RATE OF THIS MARKET OR ITS ULTIMATE SIZE

         We are increasingly focusing our selling efforts on providing application and information availability solutions for e-business applications and we expect such sales to constitute an increasing portion of our future revenue growth. We believe that most companies currently are not yet aware of our products and capabilities within this evolving market, and, as a result, such companies have not deployed our solutions. While we have devoted significant resources to promoting awareness of our products and the problems these products address for this evolving market, these efforts may not be sufficient to build market awareness of the need for our products. Failure of a significant market for e-business application and information availability products to develop, or failure of our products to achieve broad market acceptance, could have a material adverse effect on our business, operating results and financial condition.

WE EXPECT TO INCUR SIGNIFICANT INCREASES IN OUR OPERATING EXPENSES IN THE FORESEEABLE FUTURE, WHICH MAY AFFECT OUR FUTURE PROFITABILITY

         We intend to substantially increase our operating expenses for the foreseeable future as we:

         o increase our sales and marketing activities, including expanding our direct sales and telesales forces;

         o  increase our research and development activities;

         o  expand our general and administrative activities; and

         o  expand our customer support organizations.

Accordingly, we will be required to significantly increase our revenues in order to maintain profitability. These expenses will be incurred before we generate any revenues by this increased spending. If we do not significantly increase revenues from these efforts, our business and operating results would be negatively impacted.

OUR INTERNATIONAL OPERATIONS AND OUR PLANNED EXPANSION OF OUR INTERNATIONAL OPERATIONS EXPOSES US TO CERTAIN RISKS

         Substantially all of our current international revenues are derived from the operations of our wholly-owned subsidiaries in Canada, Australia, the United Kingdom and Germany. Revenues from licenses and services to customers outside of United States were $5.8 million in 1998, representing 16.7% of total revenues, $15.3 million in the year ended December 31, 1999, representing 21.6% of total revenues, $4.8 million for the six months ended June 30, 1999, representing 13% of total revenues, and $15.4 million for the six months ended June 30, 2000, representing 18% of total revenues. As a result, we face increasing risks from doing business on an international basis, including, among others:

         o  difficulties in staffing and managing foreign operations;

         o  longer payment cycles;

         o  seasonal reductions in business activity in Europe;

         o increased financial accounting and reporting burdens and complexities;

         o  potentially adverse tax consequences;

         o  delays in localizing our products;

         o  compliance with a wide variety of complex foreign laws and treaties;

         o reduced protection for intellectual property rights in some countries; and

         o  licenses, tariffs and other trade barriers.

In addition, because our international subsidiaries conduct business in the currency of the country in which they operate, we are subject to currency fluctuations and currency transaction losses or gains which are outside of our control.

         We plan to expand our international operations as part of our business strategy. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources and will place additional burdens on our management, administrative, operational and financial infrastructure. We cannot be certain that our investments in establishing facilities in other countries will produce desired levels of revenue or profitability. In addition, we have sold our products internationally for only a few years and we have limited experience in developing localized versions of our products and marketing and distributing them internationally. As our international operations expand, our exposure to exchange rate fluctuations will increase as we use an increasing number of foreign currencies. We have not yet entered into any hedging transactions to date to mitigate our expense to currency fluctuations.

FAILURE TO DEVELOP STRATEGIC RELATIONSHIPS COULD HARM OUR BUSINESS BY DENYING US SELLING OPPORTUNITIES AND OTHER BENEFITS

         Our current collaborative relationships may not prove to be beneficial to us, and they may not be sustained. We also may not be able to enter into successful new strategic relationships in the future, which could have a material adverse effect on our business, operating results and financial condition. From time to time, we have collaborated with other companies, including Hewlett-Packard and Oracle and certain regional offices of a number of the national accounting firms that provide system integration services, in areas such as product development, marketing, distribution and implementation. We could lose sales opportunities if we fail to work effectively with these parties. Moreover, we expect that maintaining and enhancing these and other relationships will become a more meaningful part of our business strategy in the future. However, many of our current partners are either actual or potential competitors with us. In addition, many of these third parties also work with competing software companies and we may not be able to maintain these existing relationships, due to the fact that these relationships are informal or, if written, are terminable with little or no notice.

OUR PROPRIETARY RIGHTS MAY BE INADEQUATELY PROTECTED, AND THERE IS RISK OF INFRINGEMENT CLAIMS OR INDEPENDENT DEVELOPMENT OF COMPETING TECHNOLOGY THAT COULD HARM OUR COMPETITIVE POSITION

         Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our technology. We rely on a combination of trademark, trade secret, copyright law and contractual restrictions to protect the proprietary aspects of our technology.

         Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, and to determine the validity and scope of the proprietary rights of others. Any such resulting litigation could result in substantial costs and diversion of resources.

         Our means of protecting our proprietary rights may prove to be inadequate and competitors may independently develop similar or superior technology. Policing unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. We also believe that, because of the rapid rate of technological change in the software industry, trade secret and copyright protection are less significant than factors such as the knowledge, ability and experience of our employees, frequent product enhancements and the timeliness and quality of customer support services.

         Our success and ability to compete are also dependent on our ability to operate without infringing upon the proprietary rights of others. Third parties may claim infringement by us of their intellectual property rights. In the event of a successful claim of product infringement against us and our failure or inability to either license the infringed or similar technology or develop alternative technology on a timely basis, we may incur substantial licensing fees, be liable for infringement damage, or be unable to market our products.

OUR BUSINESS WILL SUFFER IF OUR SOFTWARE CONTAINS ERRORS

         The software products we offer are inherently complex. Despite testing and quality control, we cannot be certain that errors will not be found in current versions, new versions or enhancements of our products after commencement of commercial shipments. Significant technical challenges also arise with our products because our customers purchase and deploy our products across a variety of computer platforms and integrate it with a number of third-party software applications and databases. If new or existing customers have difficulty deploying our products or require significant amounts of customer support, our operating margins could be harmed. Moreover, we could face possible claims and higher development costs if our software contains undetected errors or if we fail to meet our customers' expectations. As a result of the foregoing, we could experience:

         o  loss of or delay in revenues and loss of market share;

         o  loss of customers;

         o  damage to our reputation;

         o  failure to achieve market acceptance;

         o  diversion of development resources;

         o  increased service and warranty costs;

         o legal actions by customers against us which could, whether or not successful, increase costs and distract our management; and

         o  increased insurance costs.

         In addition, a product liability claim, whether or not successful, could harm our business by increasing our costs and distracting our management.

WE INCORPORATE SOFTWARE LICENSED FROM THIRD PARTIES INTO SOME OF OUR PRODUCTS AND ANY SIGNIFICANT INTERRUPTION IN THE AVAILABILITY OF THESE THIRD-PARTY SOFTWARE PRODUCTS OR DEFECTS IN THESE PRODUCTS COULD REDUCE THE DEMAND FOR, OR PREVENT THE SHIPPING OF, OUR PRODUCTS

         Our SQL Navigator, TOAD, Vista Plus, Foglight and Benchmark Factory products contain components developed and maintained by third-party software vendors. For example, we incorporate software licensed from Inso Corporation and Artifex Software into add-on options for our Vista Plus products. Similarly, our Foglight product incorporates software licensed from Inxight. We expect that we may have to incorporate software from third-party vendors in our future products. We may not be able to replace the functionality provided by the third-party software currently offered with our products if that software becomes obsolete, defective or incompatible with future versions of our products or is not adequately maintained or updated. Any significant interruption in the availability of these third-party software products or defects in these products could harm our sales unless and until we can secure an alternative source. Although we believe there are adequate alternate sources for the technology licensed to us by Inso, Artifex and Inxight, such alternate sources may not provide us with the same functionality as that currently provided to us. Further, we may experience a delay in obtaining an alternate source for the file viewing technology licensed to us by Inso if our license with Inso becomes unavailable for any reason.

                          RISKS RELATED TO OUR INDUSTRY

YEAR 2000 ISSUES PRESENT TECHNOLOGICAL RISKS AND COULD CAUSE DISRUPTION TO OUR BUSINESS

         Although we have not experienced any Year 2000 problems, it is possible that, even after January 1, 2000, Year 2000-related issues may cause problems or disruptions. While we believe that all of our systems are Year 2000 compliant, we cannot assure you that we will not discover a problem during 2000 that needs to be upgraded, modified or replaced. In addition, we depend on a number of third-party vendors to provide both information and non-information technology systems and services. While we believe that our material third-party systems and services are Year 2000 compliant, we cannot be sure that we will not experience any problems during 2000. We also cannot provide any assurance that governmental agencies, utility companies, Internet access companies and others outside of our control will not experience any future Year 2000 problems.

THE DEMAND FOR OUR PRODUCTS WILL DEPEND ON OUR ABILITY TO ADAPT TO RAPID TECHNOLOGICAL CHANGE

         Our future success will depend on our ability to continue to enhance our current products and to develop and introduce new products on a timely basis that keep pace with technological developments and satisfy increasingly sophisticated customer requirements. Rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards characterize the market for our products. The introduction of products embodying new technologies and the emergence of new industry standards can render our existing products obsolete and unmarketable. As a result of the complexities inherent in today's computing environments and the performance demanded by customers for embedded databases and Web-based products, new products and product enhancements can require long development and testing periods. As a result, significant delays in the general availability of such new releases or significant problems in the installation or implementation of such new releases could have a material adverse effect on our business, operating results and financial condition. We may not be successful in:

         o developing and marketing, on a timely and cost-effective basis, new products or new product enhancements that respond to technological change, evolving industry standards or customer requirements;

         o avoiding difficulties that could delay or prevent the successful development, introduction or marketing of these products; or

         o achieving market acceptance for our new products and product enhancements.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN PERSONNEL

         Our future success depends on the continued service of our executive officers and other key administrative, sales and marketing and support personnel, many of whom have recently joined our company. In addition, the success of our business is substantially dependent on the services of our Chief Executive Officer and our President and Chief Technical Officer. We intend to hire a significant number of additional sales, support, marketing, administrative and research and development personnel over at least the next 12 months. There has in the past been and there may in the future be a shortage of personnel that possess the technical background necessary to sell, support and develop our products effectively. Competition for skilled personnel is intense, and we may not be able to attract, assimilate or retain highly qualified personnel in the future. Our business may not be able to grow if we cannot attract qualified personnel. Hiring qualified sales, marketing, administrative, research and development and customer support personnel, is very competitive in our industry, particularly in Southern California, where Quest is headquartered.

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those noted in "Risk Factors" above and in the documents incorporated by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

     All net proceeds from the sale of the common stock covered by this prospectus will go to the selling shareholders. We will not receive any proceeds from the sale of the common stock by the selling shareholders.

                              PLAN OF DISTRIBUTION

         Quest Software is registering all 4,225,912 shares of common stock on behalf of certain selling shareholders. Of the shares owned by the Selling Shareholders, 201,572 shares are issued or issuable to the former shareholders of MessageWise Inc. who now own exchangeable shares issued by 1397639 Ontario Inc., a Canadian subsidiary of Quest Software, which acquired MessageWise in April 1999, 1,382,979 shares are issued or issuable to the former shareholders and option holders of FastLane Technologies, Inc. who now own exchangeable shares of 881229 Alberta Ltd., another Canadian subsidiary of Quest Software, which acquired FastLane in September 2000, and 41,119 shares are held by the former shareholders of OnWire Technologies, Inc., which was acquired by Quest Software in September 2000. The remaining shares were acquired by certain investors who acquired shares of preferred stock from us in a private placement of securities in April 1999, which shares were converted into shares of common stock in connection with our initial public offering in August 1999.

         Quest Software will receive no proceeds from this offering. The selling shareholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (collectively, the "Selling Shareholders") may sell the shares from time to time. The Selling Shareholders will act independently of Quest Software in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing at prices related to the then current market price or in negotiated transactions. The Selling Shareholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

         - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

         - an exchange distribution in accordance with the rules of such exchange;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         -  in privately negotiated transactions.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the resales. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act.

         In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by Selling Shareholders. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders. Quest Software will make copies of this prospectus available to the Selling Shareholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

         Quest Software will bear all costs, expenses and fees in connection with the registration of the shares, except that certain of the Selling Shareholders have agreed to reimburse us for a portion of the SEC registration fee relating to their participation in this offering. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                              SELLING SHAREHOLDERS

     The following table sets forth the number of shares owned by each of the Selling Shareholders. The Selling Shareholders named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. No estimate can be given as to the number of shares that will be held by the Selling Shareholders after completion of this offering because the Selling Shareholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the Selling Shareholders named below:

                                                                                                         Shares
                                                                                                     of Common Stock
                                                    Number of Shares                                Beneficially Owned
                                                    of Common Stock        Number of Shares       Following the Offering(2)
                                                   Beneficially Owned       of Common Stock       -------------------------
Name                                               Before Offering(1)       Offered Hereby        Number        % of Class
----                                              -------------------      ----------------       -------------------------
Insight Capital Partners (Cayman) II, L.P.                204,000                204,000              *             *

Insight Capital Partners II, L.P.                       1,836,002              1,836,002              *             *

UBS Capital II, LLC                                       847,240                560,240        287,000             *

Harold Dyck                                               121,749                121,749              *             *

10930 Newfoundland Inc.                                   158,200                158,200              *             *

10931 Newfoundland Inc.                                   152,268                152,268              *             *

Alcatel Networks Corporation                              278,137                278,137              *             *

10729 Newfoundland Limited                                207,555                207,555              *             *

Ontario Teachers Pension Plan Board                       137,731                137,731              *             *

Peter Buchthal                                             32,241                 32,241              *             *

All other selling shareholders who                        449,088                449,088              *             *
   are former shareholders or option
   holders of FastLane Technologies,
   Inc. together beneficially own
   less than 1% of the total
   outstanding shares prior to this
   offering (240 persons)

All other selling shareholders who                         79,823                 79,823              *             *
   are former shareholders or option
   holders of MessageWise, Inc.
   together beneficially own less
   than 1% of the total outstanding
   shares prior to this offering
   (18 persons)

All other selling shareholders who                          8,878                  8,878              *             *
   are former shareholders or option
   holders of OnWire, Inc. together
   beneficially own less than 1% of
   the total outstanding shares prior to
   this offering (13 persons)

----------------
 *  Represents less than 1%

(1) Assumes the exchange of all exchangeable shares of our Canadian subsidiaries for shares of our common stock at the exchange rate of one for one.

(2) Assumes all shares being offered by each selling shareholder are sold in this offering.

         The shares offered by this prospectus by the selling shareholders include shares that have been acquired or are to be acquired by certain selling shareholders pursuant to exchanges of shares of our Canadian subsidiaries for shares of our common stock. Exchangeable shares of our Canadian subsidiaries were issued in connection with our acquisitions of MessageWise, Inc. in April 2000 and FastLane Technologies, Inc. in September 2000.

         Jerry Murdock, Jr. is a managing member of the general partners of InSight Capital Partners II, L.P. and InSight Capital Partners (Cayman) II, L.P., which are selling shareholders. Mr. Murdock has served as a director of Quest since April 1999. None of the other Selling Shareholders has held any position or office or had a material relationship with Quest Software within the past three years other than as a result of the ownership of the shares or other securities of Quest Software or as a result of their employment with Quest Software as of the date of the closing of the acquisitions.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered hereby will be passed upon for Quest by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

                                     EXPERTS

         The Consolidated Financial Statements of Quest as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, incorporated in this prospectus by reference from Quest's Annual Report on Form 10-K for the year ended December 31, 1999, and the financial statements of Foglight Software, Inc. as of December 31, 1999 and for the year then ended, incorporated in this prospectus by reference from Quest's Current Report on Form 8-K dated January 7, 2000 (as amended), have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of MBR Technologies, Inc. as of March 31, 1999 and for the period from April 23, 1998 (inception) to March 31, 1999 incorporated by reference in this prospectus have been audited by Swenson Advisors, LLP, independent auditors, as stated in their report with respect thereto, are included in this prospectus and is given upon the authority of Swenson Advisors, LLP, as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all the shares covered by this prospectus:

         o Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

         o Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000 and June 30, 2000;

         o Our Current Reports on Form 8-K dated December 17, 1999 (as amended), January 7, 2000 (as amended), March 10, 2000, June 28, 2000 and September 11, 2000; and

         o The description of our common stock contained in the registration statement on Form 8-A filed on August 4, 1999, under Section 12 of the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

         You can request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              Quest Software, Inc.
                            Attn: Investor Relations
                            8001 Irvine Center Drive
                            Irvine, California 92618
                                 (949) 754-8000

         You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

         This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information in the registration statement or the exhibits to the registration statement, as permitted by SEC rules. You may read and copy the full registration statement and its exhibits at the SEC's public reference rooms or their web site.

================================================================================


                        4,225,912 SHARES OF COMMON STOCK



                              QUEST SOFTWARE, INC.







                                   PROSPECTUS




                               SEPTEMBER __, 2000





================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following sets forth the costs and expenses, all of which shall be borne by the Registrant, in connection with the offering of the securities pursuant to this Registration Statement:

         Registration Fee..........................................    $ 66,381
         Accounting Fees and Expenses..............................    $ 10,000
         Legal Fees and Expenses...................................    $ 10,000
         Printing Expenses.........................................    $ 10,000
         Miscellaneous.............................................    $  3,619
                                                                       --------
             Total.................................................    $100,000
                                                                       ========

--------------
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Articles of Incorporation limit the personal liability of our directors for monetary damages to the fullest extent permitted by the California General Corporation Law. Under the California General Corporation Law, a director's liability to a company or its shareholders may not be limited with respect to the following items: (1) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (2) acts or omissions that a director believes to be contrary to the best interests of the company or its shareholders or that involve the absence of good faith on the part of the director, (3) any transaction from which a director derived an improper personal benefit, (4) acts or omissions that show a reckless disregard for the director's duty to the company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the company or its shareholders, (5) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the company or its shareholders, (6) contracts or transactions between the company and a director within the scope of Section 310 of the California General Corporation Law or (7) improper dividends, loans and guarantees under Section 316 of the California General Corporation Law. The limitation of liability does not affect the availability of injunctions and other equitable remedies available to our shareholders for any violation by a director of the director's fiduciary duty to us or our shareholders.

         Our Articles of Incorporation also include an authorization for Quest to indemnify its "agents," as defined in Section 317 of the California General Corporation Law, through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this provision, our bylaws provide for indemnification of our directors, officers and employees. In addition, we may, at our discretion, provide indemnification to persons whom we are not obligated to indemnify. The bylaws also allow us to enter into indemnity agreements with individual directors, officers, employees and other agents. We have entered into these indemnity agreements with all of our directors and executive officers. These agreements provide the maximum indemnification permitted by law. These agreements, together with our bylaws and articles of incorporation, may require us, among other things, to (1) indemnify our directors or executive officers, other than for liability resulting from willful misconduct of a culpable nature, (2) advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and (3) obtain directors' and officers' insurance if available on reasonable terms. Section 317 of the California General Corporation Law and our bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   EXHIBIT
    NUMBER                           DESCRIPTION
   -------                           -----------

      5.1         Opinion of Stradling Yocca Carlson & Rauth, a Professional
                  Corporation.

     23.1 Consent of Deloitte & Touche LLP, relating to the financial statements of Quest Software, Inc. and Foglight Software, Inc.

     23.2 Consent of Swenson Advisors, LLP, relating to the financial statements of MBR Technologies, Inc.

     23.3 Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in exhibit 5.1).

     24.1 Power of Attorney (included on the signature page to this Registration Statement.)

ITEM 17. UNDERTAKINGS

         (a) The undersigned registrants hereby undertake:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where, interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or give, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on September 26, 2000.


                                                QUEST SOFTWARE, INC.

                                                By: /s/ DAVID M. DOYLE
                                                    ----------------------------
                                                        David M. Doyle
                                                        President and Secretary

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of Quest Software, Inc., do hereby constitute and appoint Vincent C. Smith, David M. Doyle and John J. Laskey, or any one of them, our true and lawful attorneys-in-fact and agents, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith, and each of them with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable Quest Software, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we hereby do ratify and confirm all that the such attorneys-in-fact and agents, or either of them, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                   Title                            Date
              ---------                                   -----                            ----

/s/ VINCENT C. SMITH                           Chief Executive Officer and          September 26, 2000
--------------------------------------           Chairman of the Board
    Vincent C. Smith                           (principal executive officer)


/s/ JOHN J. LASKEY                             Chief Financial Officer and          September 26, 2000
--------------------------------------           Vice President, Finance
    John J. Laskey                             (principal financial officer)


/s/ DAVID M. DOYLE                           President, Secretary and Director      September 26, 2000
--------------------------------------
    David M. Doyle


/s/ KEVIN BROOKS                                   Corporate Controller             September 26, 2000
--------------------------------------        (principal accounting officer)
    Kevin Brooks


/s/ DORAN G. MACHIN                                     Director                    September 26, 2000
--------------------------------------
    Doran G. Machin


/s/ JERRY MURDOCK, JR.                                  Director                    September 26, 2000
--------------------------------------
Jerry Murdock, Jr.

                                  EXHIBIT INDEX

   EXHIBIT
    NUMBER                         DESCRIPTION
   -------                         -----------

      5.1         Opinion of Stradling Yocca Carlson & Rauth, a Professional
                  Corporation.

     23.1 Consent of Deloitte & Touche LLP, relating to the financial statements of Quest Software, Inc. and Foglight Software, Inc.

     23.2 Consent of Swenson Advisors, LLP, relating to the financial statements of MBR Technologies, Inc.

     23.3 Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in exhibit 5.1).

     24.1 Power of Attorney (included on the signature page to this Registration Statement.)